                                                                     EXHIBIT 8.2




                [AKIN GUMP STRAUSS HAUER & FELD LLP LETTERHEAD]





September 16, 2002



EEX Corporation
2500 CityWest Boulevard
Suite 1400
Houston, Texas  77042

Re:  Merger with Newfield Exploration Company

Ladies and Gentlemen:

We have acted as counsel for EEX Corporation, a Texas corporation (the "Company"), in connection with the Amended and Restated Agreement and Plan of Merger dated as of May 29, 2002 by and among Newfield Exploration Company, a Delaware corporation ("Newfield"), Newfield Operating Company, a Texas corporation and wholly owned subsidiary of Newfield ("Merger Sub"), and the Company (as amended, the "Merger Agreement"), relating to the proposed merger of Merger Sub with and into the Company (the "Merger"). At your request, in connection with the filing of the Registration Statement on Form S-4 relating to the Merger and the other transactions contemplated by the Merger Agreement with the Securities and Exchange Commission on or about the date hereof (as amended, the "Registration Statement"), we have reviewed the descriptions set forth therein under the caption "Material U.S. Federal Income Tax Consequences--The Merger--Opinion of Counsel to EEX" and have concluded that such descriptions, insofar as they relate to matters of law and legal conclusions, constitute our opinion as to the anticipated United States federal income tax consequences of the Merger (as defined in the Merger Agreement).


Our opinion is based upon (i) the Merger Agreement, (ii) the Registration Statement, (iii) officers' certificates containing representations and certifications made to us by Newfield and the Company in the form attached as Exhibits A and B to the Merger Agreement(1) and (iv) the existing provisions of the Internal Revenue Code of 1986, as amended, regulations (and administrative pronouncements) promulgated or proposed thereunder, and interpretations thereof by the Internal Revenue Service and the courts, all as of the date hereof. We have also reviewed such other documents and corporate records as we have deemed necessary or appropriate. We have assumed that the representations and warranties contained in the Merger Agreement were true, correct and complete when made and will continue to be true, correct and complete through



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     1 Representations concerning federal tax matters are set forth in the Company tax certificate executed by Richard S. Langdon, Executive Vice President and Chief Financial Officer of the Company, on September 16, 2002 and the Newfield tax certificate executed by Terry W. Rathert, Vice President and Chief Financial Officer of Newfield, on September 16, 2002.

AKIN GUMP
STRAUSS HAUER & FELD LLP
Attorneys at Law


Page 2


September 16, 2002



the effective time of the Merger and that the parties have complied with and, if applicable, will continue to comply with the covenants contained in the Merger Agreement.

This opinion is given to you by us solely for your use and benefit, and is not to be quoted or otherwise referred to or furnished to any governmental agency (other than the Securities and Exchange Commission in connection with the Registration Statement or the Internal Revenue Service in connection with an examination of the transactions contemplated by the Merger Agreement) or to any other person without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Sincerely,



/s/ Akin, Gump, Strauss, Hauer & Feld, L.L.P.